UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

under the Securities Exchange Act of 1934

(Amendment No. 1)

FirstCity Financial Corporation

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

33761X107

(CUSIP Number)

David A. Marple

Värde Partners, Inc.

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

(952) 646-2071

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Andrew J. Noreuil

Mayer Brown LLP

71 South Wacker Drive

Chicago, IL 60606

(312) 782-0600

May 17, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) or otherwise subject to the liabilities of that section of the Securities Exchange Act but shall be subject to all other provisions of the Securities Exchange Act (however, see the Notes).

CUSIP No. 33761X107	Page 1 of 22 Pages

(1)	Name of reporting person Hotspurs Holdings LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 2 of 22 Pages

(1)	Name of reporting person The Värde Fund X (Master), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 3 of 22 Pages

(1)	Name of reporting person The Värde Fund X (GP), L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 4 of 22 Pages

(1)	Name of reporting person The Värde Fund X GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 5 of 22 Pages

(1)	Name of reporting person The Värde Fund V-B, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 6 of 22 Pages

(1)	Name of reporting person Värde Fund V GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 7 of 22 Pages

(1)	Name of reporting person The Värde Fund VI-A, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 8 of 22 Pages

(1)	Name of reporting person The Värde Fund VII-B, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 9 of 22 Pages

(1)	Name of reporting person Värde Investment Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 10 of 22 Pages

(1)	Name of reporting person Värde Investment Partners (Offshore) Master, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 11 of 22 Pages

(1)	Name of reporting person Värde Investment Partners, G.P., LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 12 of 22 Pages

(1)	Name of reporting person The Värde Fund VIII, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 13 of 22 Pages

(1)	Name of reporting person Värde Fund VIII G.P., LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 14 of 22 Pages

(1)	Name of reporting person The Värde Fund IX, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 15 of 22 Pages

(1)	Name of reporting person The Värde Fund IX-A, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 16 of 22 Pages

(1)	Name of reporting person Värde Fund IX G.P., LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): OO

CUSIP No. 33761X107	Page 17 of 22 Pages

(1)	Name of reporting person Värde Partners, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): PN

CUSIP No. 33761X107	Page 18 of 22 Pages

(1)	Name of reporting person Värde Partners, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): CO

CUSIP No. 33761X107	Page 19 of 22 Pages

(1)	Name of reporting person George G. Hicks (in the capacity described herein)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): IN

CUSIP No. 33761X107	Page 20 of 22 Pages

(1)	Name of reporting person Marcia L. Page (in the capacity described herein)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): IN

CUSIP No. 33761X107	Page 21 of 22 Pages

(1)	Name of reporting person Gregory S. McMillan (in the capacity described herein)
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only:
(4)	Source of funds (see instructions): OO
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power: 0
	(8)	Shared voting power: 0
	(9)	Sole dispositive power: 0
	(10)	Shared dispositive power: 0
(11)	Aggregate amount beneficially owned by each reporting person: 0
(12)	Check if the aggregate amount in Row (11) excludes certain shares: (see instructions) ☐
(13)	Percent of class represented by amount in Row (11): 0%
(14)	Type of reporting person (see instructions): IN

CUSIP No. 33761X107	Page 22 of 22 Pages

SCHEDULE 13D/A

Item 1. Security and Issuer

This Schedule 13D/A relates to the common stock, $0.01 par value per share (the “Common Stock”), issued by FirstCity Financial Corporation, a Delaware corporation (the “Issuer”). The Issuer has its principal executive offices at 6400 Imperial Drive, Waco, Texas 76712.

This Amendment No. 1 (“Amendment”) amends and supplements the Schedule 13D thereto (the “Original Schedule 13D” and together with this Amendment, the “Schedule 13D/A”) filed by the Reporting Persons on December 31, 2012.

Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Original Schedule 13D. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

Closing of the Transactions

On May 17, 2013, at a special meeting of the Issuer’s stockholders, the Issuer’s stockholders adopted the Merger Agreement.

Pursuant to the Merger Agreement, Merger Subsidiary merged with and into the Issuer, with the Issuer continuing as the surviving corporation. Each share of the Issuer’s Common Stock, including all shares of the Issuer’s restricted stock, each of which became fully vested immediately prior to the effective time of the Merger, (other than shares held by the Issuer, Parent or any of their wholly-owned subsidiaries and shares held by stockholders who have perfected their appraisal rights under Delaware law) (collectively, the “Former Shares”), were converted into the right to receive $10.00 in cash, without interest on the terms and subject to the conditions set forth in the Merger Agreement. In addition, each outstanding option to purchase shares of the Issuer’s Common Stock granted under the Issuer’s equity incentive plans or any other agreement (including all such options not then vested or exercisable, each of which became fully vested and exercisable immediately prior to the effective time of the Merger) were cancelled as of the effective time of the Merger. The holders of such stock options are entitled to receive an amount in cash, without interest, equal to (i) the excess, if any, of the Merger Consideration over the per share exercise price of such stock option multiplied by (ii) the aggregate number of shares into which such stock option was exercisable immediately prior to the effective time of the Merger. At the effective time of the Merger, the Issuer became a private company wholly-owned by Parent and the Reporting Persons no longer beneficially own any Former Shares.

Item 5. Interest in Securities of the lssuer

Items 5(a), 5(b), 5(c), 5(d) and 5(e) of the Original Schedule 13D are hereby amended and restated in their entirety as set forth below:

(a)-(b) As a result of the transactions described in Item 4, as of May 17, 2013, the Reporting Persons no longer may be deemed to have any shared voting power, or beneficially own, any Former Shares.

(c) Except for the transactions described in Item 4, to the best knowledge of the Reporting Persons, none of the Reporting Persons has engaged in any transaction during the past 60 days in any Former Shares.

(d) Not applicable.

(e) As of May 17, 2013, the Reporting Persons are not beneficial owners of more than five percent of the outstanding Former Shares.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of May 17, 2013

HOTSPURS HOLDINGS LLC

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	Assistant Secretary

THE VÄRDE FUND X (MASTER), L.P.
By:	The Värde Fund X (GP), L.P., Its General Partner
By:	The Värde Fund X GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND X (GP), L.P.
By:	The Värde Fund X GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND X GP, LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND V-B, L.P.
By:	Värde Fund V GP, LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE FUND V GP, LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND VI-A, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND VII-B, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.
By:	Värde Investment Partners G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE INVESTMENT PARTNERS G.P., LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND VIII, L.P.
By:	Värde Fund VIII G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE FUND VIII G.P., LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND IX, L.P.
By:	Värde Fund IX G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

THE VÄRDE FUND IX-A, L.P.
By:	Värde Fund IX G.P., LLC, Its General Partner
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE FUND IX G.P., LLC
By:	Värde Partners, L.P., Its Managing Member
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, L.P.
By:	Värde Partners, Inc., Its General Partner

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

VÄRDE PARTNERS, INC.

By:	/s/ David A. Marple
Name:	David A. Marple
Title:	General Counsel

GEORGE G. HICKS /s/ George G. Hicks
MARCIA L. PAGE /s/ Marcia L. Page
GREGORY S. MCMILLAN /s/ Gregory S. McMillan